NEWS RELEASE
                          Home-Stake Oil & Gas Company
Tulsa, Oklahoma                                               November 4, 1999








                     HOME-STAKE OIL & GAS COMPANY ADOPTS NEW
                      SHAREHOLDER RIGHTS PLAN AND ANNOUNCES
                            A CASH DIVIDEND INCREASE.

         The Board of Directors of Home-Stake Oil & Gas Company (Nasdaq: HSOG) today announced the adoption of a new shareholder rights plan to replace its existing shareholder rights plan that will expire on January 3, 2000, and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Home-Stake common stock.
         Robert C. Simpson, Chairman,  President and CEO of Home-Stake,  stated:
"The Rights are designed to assure that all of Home-Stake's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-out mergers, open market accumulations and other abusive tactics to gain control of Home-Stake without paying all shareholders a fair price. The Rights will not prevent a takeover but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. This action is not in response to any specific effort to acquire the Company. The Rights are intended to enable all shareholders to realize the long-term value of their investment in Home-Stake."
         The Rights will be exercisable only if a person or group acquires 15% or more of Home-Stake's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $22.00.
         If the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Home-Stake's common shares having a market value of twice such price.
         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Company's Board of Directors.
         The dividend distribution will be made on January 3, 2000, payable to shareholders of record on that date. The Rights will expire on January 3, 2010. The Rights distribution is not taxable to shareholders.
         In other news, the Company's Board of Directors declared a 50% increase in the dividend for the fourth quarter. The declared dividend of $ .03 per share is payable December 15, 1999 to stockholders of record at the close of business on November 30, 1999.
         Home-Stake Oil & Gas Company is an independent oil and gas company engaged in the exploration, production, development and acquisition of oil and gas properties. The Company is listed on the Nasdaq Small Cap Market, trading under the symbol "HSOG."

The information included in this announcement may include "forward looking" statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward looking statements. A number of risks and uncertainties could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the SEC.

CONTACT: Robert C. Simpson         (918) 583-0178

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